Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-140321 on Form S-8 of our report dated March 23, 2007 (March 18, 2008 as to the last paragraph of  Note 1), relating to the consolidated financial statements of Alliance Bancorp, Inc. of Pennsylvania and subsidiaries for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”), appearing in this Annual Report on Form 10-K of Alliance Bancorp, Inc. of Pennsylvania for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 19, 2008